 Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-261428

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated December 9, 2021)

Redbox Entertainment Inc.

60,203,489 Shares of Class A Common Stock
6,062,500 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus dated December 9, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-261428). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relates to the issuance by us of (a) up to 6,062,500 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus), (b) up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants (as defined in the Prospectus) and (c) up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock, par value $0.0001 per share (“Class B common stock”).

In addition, the Prospectus and this prospectus supplement relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 60,203,489 shares of Class A common stock (which includes up to 6,062,500 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, up to 10,781,250 shares of Class A common stock issuable upon the exercise of the Public Warrants and up to 32,770,000 shares of Class A common stock underlying an equal number of shares of Class B common stock) and (b) up to 6,062,500 warrants to purchase shares of Class A common stock.

You should read the Prospectus, this prospectus supplement and any other prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “RDBX” and our warrants are listed on Nasdaq under the symbol “RDBXW”. On February 1, 2022, the closing sale price of our Class A common stock as reported on Nasdaq was $5.33, and the closing sale price of our warrants as reported on Nasdaq was $.71.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for the Prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 2, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2022

Redbox Entertainment Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39741	85-2157010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Tower Lane, Suite 800 Oakbrook Terrace, Illinois 60181
(Address of principal executive offices, including zip code)

(630) 756-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RDBX	The Nasdaq Stock Market LLC
Warrants to purchase Class A common stock	RDBXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02. Results of Operations and Financial Condition.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 8.01. Other Events.

During 2021, Redbox Entertainment Inc.’s (“Redbox”) business was negatively impacted by the effects of the ongoing COVID-19 pandemic, which resulted in fewer releases on its platforms than management previously expected and materially lower financial results. During the fourth quarter of 2021, Redbox had 24 theatrical releases, which was lower than expected. In addition, the significant increase in impacts from the Omicron variant caused disruption to the business. As such, Redbox rentals have not recovered to the extent expected and, notwithstanding the year-over-year increase in new releases, were lower than the fourth quarter of 2020. Historically, rentals have been correlated with the number and quality of new theatrical titles released in a quarter. In support of its efforts to expand its business and transform into a multi-faceted entertainment company, during the fourth quarter of 2021 and into 2022, Redbox increased its marketing and on-demand expenditures. Costs also increased as Redbox purchased more content.  During that period, increased costs have not been offset by an increase in revenues.  Redbox’s business has also experienced an increase in competition from new and existing competitors.

On January 28, 2022, Redbox borrowed the remaining availability under its revolving credit facility. Redbox’s primary sources of liquidity are cash on hand, cash flow generated from operations, and amounts available under its revolving credit facility.  Management is actively taking steps to decrease monthly costs, delay capital expenditures, and increase revenues. Redbox is also evaluating a variety of strategic alternatives.

Note Regarding Forward Looking Statement

Certain statements in this Current Report on Form 8-K may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the Redbox management team’s current expectations regarding the company’s liquidity position, cost containment plans, actions relating to exploration of strategic alternatives, and hopes, beliefs, intentions or strategies regarding future events or future results.  Forward-looking statements are not guarantees of future actions, results, performance or events, which may vary materially from those expressed or implied in such statements.  Differences may result from actions taken by Redbox or their management, as well as from risks and uncertainties beyond their control.  Such risks and uncertainties include, but are not limited to, changes adversely affecting the business in which Redbox is engaged, Redbox’s ability to raise financing in the future, fluctuations in Redbox’s revenue and operating results, unfavorable conditions or further disruptions in the capital and credit markets and Redbox’s ability to obtain additional capital on commercially reasonable terms, Redbox’s ability to generate cash, service indebtedness and incur additional indebtedness, results and timing of Redbox’s exploration of strategic alternatives, the risks associated with demand for Redbox’s services and vulnerability to industry downturns and regional or national downturns, competition from new and existing competitors, Redbox’s dependence upon third parties to provide certain content and services, and general economic and political conditions. The foregoing list of risks and uncertainties is illustrative but by no means exhaustive.  For more information on factors that may affect Redbox, please review the “Risk Factors” and other disclosures described in Redbox’s (and previously Seaport Global Acquisition's) public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements filed with the SEC in connection with the solicitation of proxies for the meeting of stockholders that approved the business combination between Redbox and Seaport. These forward-looking statements reflect Redbox's expectations as of the date of this release. Except as required by laws, Redbox undertakes no obligation to update the information provided herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDBOX ENTERTAINMENT INC.

Date: February 2, 2022

	By:	/s/ Frederick W. Stein
Name: Frederick W. Stein
Title: Chief Legal Officer & Secretary